Exhibit 99.1

Contact:
Mike Drickamer
Director, Investor Relations
Patterson-UTI Energy, Inc.
(281) 765-7170

Patterson-UTI Energy Announces Appointment of
Andy Hendricks as Chief Operating Officer and Planned Retirement of Doug Wall, CEO

HOUSTON, Texas – March 16, 2012 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today announced that William Andrew (“Andy”) Hendricks, Jr., 47, will join Patterson-UTI as Chief Operating Officer on April 2, 2012. Mr. Hendricks comes from Schlumberger Limited where he has served since 2010 as President, Schlumberger Drilling and Measurements. As Division President, Andy has had responsibility for a multi-billion dollar global business unit with thousands of employees worldwide. In addition, the Company today announced that Doug Wall, President and Chief Executive Officer, has informed the Company’s Board of Directors of his intention to retire later this calendar year, and it is expected that Mr. Hendricks will assume the position of President and Chief Executive Officer upon Mr. Wall’s retirement.

“We are delighted that Andy has accepted our offer to join Patterson-UTI Energy as Chief Operating Officer,” stated Mark Siegel, Chairman. “He brings to our company a wealth of experience gleaned from many years with one of the premier companies in the field. Over the course of a 24-year career at Schlumberger, Andy has been asked to take on numerous positions of increasing responsibility and complexity, and he has a proven track record of business growth, efficiency improvements and increases in profitability in these assignments. Moreover, at Schlumberger, Andy has had significant experience in shaping strategic direction. We expect his knowledge and experience to help us substantially in the future.”

Mr. Siegel added, “Andy’s vast experience successfully managing diverse businesses – businesses with technology and geographic challenges – demonstrate his ability to lead and manage. We believe this experience and leadership ability make him the right person to help us execute our current strategic plan of continuing to grow our two core businesses – Land Drilling and Pressure Pumping in North America.”

Mr. Siegel further added, “Doug came to us and indicated that he felt that it was time for him to move on to the next phase in his life. We greatly appreciate the excellent leadership that he has provided; during his tenure, our company has made enormous strides. Our APEX™ rig programs, which numbered six rigs when he arrived, now stand at 94 new APEX™ rigs. Within our overall fleet of approximately 330 marketable rigs, we now have approximately 150 that are highly capable of drilling shale and other unconventional plays. Moreover, during his tenure, we have more than quadrupled our pressure pumping fleet and significantly expanded the geographic footprint of our pressure pumping business. Even more important, under Doug’s direction we have significantly improved our overall management team.

“We are delighted that Doug will continue as CEO until his retirement later this year, which will provide Andy with an opportunity to understand our company and all of its important constituents – customers, employees and investors. In addition, Doug has agreed to remain with the company as a consultant for two years following his tenure as CEO and this will further ensure that the transition is smooth and that we continue to benefit from Doug’s extensive experience,” Mr. Siegel concluded.

“I am looking forward to working closely with Andy as we expand upon what we have accomplished,” stated Doug Wall. “He has an impressive track record and has demonstrated his ability to successfully undertake complex and challenging assignments in our industry. I am certainly glad to have him on our team.”

Mr. Hendricks was born and raised in the Dallas area and attended Texas A&M University, receiving a Bachelor of Science degree in Petroleum Engineering in 1987. He also completed executive finance training at IMD in Switzerland in 2008. Mr. Hendricks started his career working for Ocean Drilling and Exploration Company as a roustabout and roughneck on Ocean Spur jack-up rig in the Gulf of Mexico.

About Patterson-UTI
Patterson-UTI Energy, Inc. subsidiaries provide onshore contract drilling and pressure pumping services to exploration and production companies in North America. Patterson-UTI Drilling Company LLC has approximately 330 marketable land-based drilling rigs and operates primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Arkansas, Louisiana, Mississippi, Colorado, Utah, Wyoming, Montana, North Dakota, Pennsylvania, West Virginia, Ohio and western Canada. Universal Pressure Pumping, Inc. and Universal Well Services, Inc. provide pressure pumping services primarily in Texas and the Appalachian region.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, deterioration of global economic conditions, declines in customer spending and in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on rates, utilization, margins and planned capital expenditures, excess availability of land drilling rigs and pressure pumping equipment, including as a result of reactivation or construction, adverse industry conditions, adverse credit and equity market conditions, difficulty in integrating acquisitions, shortages of labor, equipment, supplies and materials, supplier issues, weather, loss of key customers, liabilities from operations, governmental regulation and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.